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                                                             Exhibit (13)(b)(ii)

                      Amendment to Auction Agency Agreement

     The undersigned, in consideration of the premises and the mutual covenants contained herein, hereby agree to amend the Auction Agency Agreement dated March 1992 between Deutsche Bank Trust Company Americas, successor in interest to Bankers Trust Company (the "Auction Agent") and Van Kampen Trust for Investment Grade Municipals (the "Fund") regarding the Auction Preferred Shares of the Fund (such agreement being referred to hereafter as the "Auction Agency Agreement") as set forth below. This Amendment, dated as of October 7, 2005, to the Auction Agency Agreement (the "Amendment") is being adopted pursuant to Section 7.5(a) of the Auction Agency Agreement.

I. The line of the cover page of the Auction Agency Agreement stating "Relating to Auction Preferred Shares Series A, B, C and D" is deleted and replaced with the following:

                                   Relating to

             Auction Preferred Shares, Series A, B, C, D, E, F and G

II. The second paragraph of the Auction Agency Agreement is amended by deleting such section and replacing it with the following:

     WHEREAS, the Fund proposes to issue seven series of preferred shares of beneficial interest, par value $.01 per share, liquidation preference $25,000 per share, designated Auction Preferred Shares (the "APS") pursuant to the APS Provisions (as hereinafter defined) and desires that the Auction Agent perform certain duties in connection with the APS upon the terms and subject to the conditions of this Agreement, and hereby appoints the Auction Agent to act in the capacities set forth in this Agreement.

III. Section 2.5(a) of the Auction Agency Agreement is hereby amended by deleting such section and replacing it with the following:

(a) The APS Provisions will provide that, subject to the Fund's option to designate a Special Dividend Period as referred to in paragraph (b) of this section 2.5, (i) each Rate Period of any series of APS will be a Minimum Dividend Period (a duration of 28 Rate Period Days, subject to certain exceptions with respect to APS Series A, APS Series B, APS Series C, APS Series D, APS Series E, APS Series F and APS Series G) and (ii) each Rate Period following a Rate Period of any series of APS that is other than a Minimum Dividend Period will be a Minimum Dividend Period. Not less than 10 nor more than 20 days prior to the last day of any such Rate Period that is not a Minimum Dividend Period, (i) the Fund shall deliver to the Auction Agent a notice of the Auction Date of the next succeeding Auction for such series in the form of Exhibit E hereto and (ii) the Auction Agent shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of shares of such series at the address specified in such Existing Holder's Master Purchaser's Letter and to the Broker-Dealers for such series as promptly as practicable after its receipt of such notice from the Fund.

IV.  Entire Agreement.

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     This Amendment contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof.

V.   Benefits.

     Nothing in this Amendment, express or implied, shall give to any person, other than the Fund and the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Amendment.

VI.  Amendment; Waiver.

     A. This Amendment shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

     B. Failure of either party to this Amendment to exercise any right or remedy hereunder in the event of a breach of this Amendment by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

VII. Successors and Assigns.

     This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent.

VIII. Severability.

     If any clause, provision or section of this Amendment shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

IX.  Execution in Counterparts.

     This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

X.   Governing Law.

     This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in said state.

XI.  Limitation of Liability.

     A copy of the Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice hereby is given that this Amendment is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations under or arising out of


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this Amendment are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund.

                            [Signature pages follow.]


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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                        DEUTSCHE BANK TRUST
                                        COMPANY AMERICAS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        VAN KAMPEN TRUST FOR INVESTMENT GRADE
                                        MUNICIPALS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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